SPARTA SURGICAL CORPORATION
                              Bernal Corporate Park
                       7068 Koll Center Parkway, Suite 401
                              Pleasanton, CA 94566


                               PROXY STATEMENT AND
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 28, 1996


To the shareholders of Sparta Surgical Corporation:

     The Annual Meeting of the shareholders of Sparta Surgical Corporation (the "Company") will be held at the Company's executive offices, Bernal Corporate Park, 7068 Koll Center Parkway, Suite 401, Pleasanton, California 94566, at 8:30 A.M. on August 28, 1996 or at any adjournment or postponement thereof, for the following purposes:

     1.   To elect three (3) directors of the Company

     2. To ratify the issuance of stock options to Thomas F. Reiner, the Company's Chairman of the Board, President and CEO, to purchase up to 500,000 shares of Common Stock at $.40 per share until December 4, 2003. These stock options were issued to Mr. Reiner on December 12, 1995 in consideration for his locating a purchaser for and negotiating the sale of the medical product line for a purchase price of approximately $5,700,000.

     3. To transact such other business as may properly come before the meeting.

     Details relating to the above matters are set forth in the attached Proxy Statement. All shareholders of record of the Company as of the close of business on July 12, 1996 are entitled to notice of and to vote at such meeting or at any adjournment or postponed thereof.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT PLAN TO ATTEND THE MEETING YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A REPLY CARD IS ENCLOSED FOR YOUR CONVENIENCE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS


Thomas F. Reiner

Thomas F. Reiner
Chairman of the Board, President
and Chief Executive Officer

July 22, 1996

                                 PROXY STATEMENT



                           SPARTA SURGICAL CORPORATION
                              Bernal Corporate Park
                       7068 Koll Center Parkway, Suite 401
                              Pleasanton, CA 94566
                            Telephone: (510) 417-8812



                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 28, 1996



     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sparta Surgical Corporation (the
"Company"), a Delaware corporation, of $.002 par value Common Stock ("Common Stock") and $4.00 par value redeemable Preferred Stock ("Preferred Stock") to be voted at the Annual Meeting of Shareholders of the Company ("Annual Meeting") to be held at 8:30 A.M. on August 28, 1996, or at any adjournment or postponement thereof. The Company anticipates that this Proxy Statement and the accompanying form of proxy will be first mailed or given to all shareholders of the Company on or about July 22, 1996. The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated thereon. Unless otherwise directed, votes will be cast for the election of the nominees for directors hereinafter named. The holders of a majority of the shares represented at the meeting in person or by proxy will be required to approve all proposed matters.

     Any shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of such revocation to the Company, by substituting a new proxy executed at a later date, or by requesting, in person, at the Annual Meeting, that the proxy be returned.

     All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the materials enclosed herewith and all costs of soliciting proxies will be paid by the Company. In addition to the solicitation by mail, proxies may be solicited by officers and regular employees of the Company by telephone, telegraph or personal interview. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the share held of record by such persons, and the Company may reimburse such persons for reasonable out of pocket expenses incurred by them in so doing.

                    VOTING SHARES AND PRINCIPAL SHAREHOLDERS

     The close of business on July 12, 1996 has been fixed by the Board of Directors of the Company as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On July 12, 1996, there were outstanding 4,267,860 shares of Common Stock, each share of which entitles the holder thereof to one vote on each matter which may come before the meeting and 168,523 shares of Redeemable Convertible Preferred Stock ("1992 Preferred Stock"), each share of which entitles the holder to two votes on each matter which may come before the meeting. Cumulative voting is not permitted.

     A majority of the issued and outstanding shares entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum at any shareholders' meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning stock ownership of the Company's $.002 par value Common Stock by all persons known to the Company to own beneficially 5% or more of the outstanding shares of Common Stock, by each director, by all individuals named in the "Summary Compensation Table" of the "Management" section and by all directors and officers as a group, as of May 16, 1996. None of the named individuals or any other executive officers own any shares of 1992 Preferred Stock or Series A Convertible Redeemable Preferred Stock ("1994 Preferred Stock") nor does any person own beneficially 5% or more of the outstanding shares of 1992 or 1994 Preferred Stock. For purposes of determining the percentage ownership of the individuals and group listed in the table, the 1992 Preferred Stock and the Common Stock have been treated as one class, since both classes are entitled to vote on all matters on which the Common Stock is entitled to vote. In such instances, each share of the 1992 Preferred Stock is entitled to two votes. The 1994 Preferred Stock has not been included as it is non-voting.

     The Company knows of no arrangements that will result in a change in control at a date subsequent hereto. Except as otherwise noted, the persons named in the table own the shares beneficially and of record and have sole voting and investment power with respect to all shares shown as owned by them, subject to community property laws, where applicable. Each stockholder's address is in care of the Company at 7068 Koll Center Parkway, Pleasanton, California 94566. The table reflects all shares of Common Stock which each individual has the right to acquire within 60 days from the date hereof upon exercise of options, warrants, rights or other conversion privileges or similar obligations.

                                            Number              Percent
                                         of Shares of         of Class of
                                            Common              Common
       Name                               Stock Owned         Stock Owned
       ----                               -----------         -----------
       Thomas F. Reiner (1)               2,114,095              31.5%
       Joseph Barbrie (2)                    75,000               1.6%
       Wm. Samuel Veazey (2)                 76,875               1.6%
       Michael Y. Granger (3)                20,000              .4%
       Allan J. Korn (3)                     15,000              .3%
       Charles C. Johnston (4)              255,000               5.3%
       Arbora A.G.(5)                       750,000              14.3%
       All officers and directors
        as a group (five persons) (6)     2,300,970              32.6%

(1) Includes (i) 15,625 shares of Common Stock issuable upon exercise of options at $8.80 per share at any time until July 1, 1997; (ii) 75,000 shares issuable upon exercise of options at $2.25 per share at any time until February 14, 1999;
(iii) 200,000 shares issuable upon exercise of options at $2.25 per share at any time until February 28, 2004; (iv) 400,000 shares issuable upon exercise of options at $2.25 per share at any time until November 1, 1999; (v) 500,000 shares issuable upon exercise of options at $.40 per share at any time until December 4, 2003; and (vi) certain shares and options to purchase shares for which Mr. Reiner acts as trustee under a voting trust agreement. See footnote
(5), below. Does not include options to purchase 100,000 shares at $2.25 per share at any time until February 28, 2004 contingent upon the Company achieving certain goals. See "Summary Compensation Table."
(2) Includes 12,500 and 9,375 shares issuable upon exercise of options to Messrs. Barbrie and Veazey, respectively, at $8.00 per share until July 1, 1997; 12,500 and 17,500 shares issuable upon exercise of options to Messrs. Barbrie and Veazey, respectively, at $2.25 per share until February 14, 2004; and 50,000 shares issuable to each of Messrs. Barbrie and Veazey upon exercise of options at $.40 per share until December 4, 2003.
(3) Includes 10,000 and 5,000 shares of Common Stock issuable upon exercise of options to Messrs. Granger and Korn, respectively, at $2.25 per share at any time until February 14, 2004 and 10,000 shares of Common Stock each issuable upon exercise of options at $.40 per share until December 4, 2003.
(4) Includes shares and warrants owned by Mr. Johnston or by companies controlled by Mr. Johnston which entitle them to purchase up to 40,000 shares at $2.10 per share at any time until August 18, 1999 and 50,000 shares at $.375 per share at any time until January 4, 1999.
(5) Includes warrants to purchase up to 500,000 shares at $.47 per share issued to Arbora and related parties at any time until November 8, 1998 and 250,000 shares of Common Stock currently owned by Arbora. These warrants and shares are subject to a voting trust agreement which provides the Company's Chairman, President and Chief Executive Officer, Thomas F. Reiner with sole voting rights.

(6) Includes an aggregate of 1,877,500 shares of Common Stock issuable upon exercise of currently exercisable options.

                                  STOCK ESCROW

     In connection with the 1992 Offering, Messrs. Reiner and Kramer, the Company's Chairman and former Chairman, respectively, placed a total of 187,500 shares (93,750 shares each) of the Company's Common Stock owned by them in escrow, pursuant to which the shares would be canceled on February 28, 1996 unless the closing bid price of the Company's Common Stock, as reported by Nasdaq, averaged in excess of $38.48 per share for 30 consecutive trading days at any time prior to February 28, 1996. The Company did not meet any of the criteria for release of the shares from escrow and consequently the shares were canceled effective February 28, 1996.

                              ELECTION OF DIRECTORS

     At the Annual Meeting, the shareholders will elect three (3) directors of the Company. Cumulative voting is not permitted in the election of directors of the Company. All of the nominees are presently members of the Board of Directors. Each of the nominees has consented to be named herein and to serve if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but if such should occur, the person named in the proxy intends to vote for the election in his stead of such person as the Board of Directors of the Company may recommend.

     The following table sets forth certain information as to each nominee's and officer's age, positions with the Company, and the year when the nominee or officer first became an officer or director of the Company.

                                                                   Officer or
                                                                    Director
        Name           Age         Office                             Since
        ----           ---         ------                             -----
 Thomas F. Reiner      50    Chairman of the Board of Directors,      1987
                             Chief Executive Officer, President,
                             Treasurer, and Director

 Joseph Barbrie        42    Vice President of Sales                  1989

 Wm. Samuel Veazey     35    Vice President of Finance                1990
                             and Administration, Secretary

 Michael Y. Granger    40    Director                                 1991

 Allan J. Korn         53    Director                                 1994

     Directors hold office for a period of one year from their election at the annual meeting of stockholders and until their successors are duly elected and qualified. Officers of the Company are elected by, and serve at the discretion of, the Board of Directors. None of the above individuals has any family relationship with any other. The Board of Directors has audit and compensation committees composed of Messrs. Reiner, Granger and Korn. Messrs. Granger and Korn receive $750 each, per meeting, for attending Board of Directors' meetings and are reimbursed for out-of-pocket expenses.

                                   Background

     The following is a summary of the business experience of each officer and director of the Company:

     Thomas F. Reiner co-founded the Company and has been Chief Executive Officer, President and a director of the Company since its organization in July 1987 and Chairman since January 1994. From 1972 to 1983, Mr. Reiner was employed by Sparta Instrument Corporation, becoming its President in 1979. Mr. Reiner co-founded Healthmed in 1983, serving as Vice President of Sales and Marketing until 1985 and President until 1987. Mr. Reiner earned a B.S. degree in Business Management and an M.B.A. degree in finance and general management from Fairleigh Dickinson University.

     Joseph Barbrie has been Vice President of Operations since March 1989 and Vice President of Sales since March 1996. Mr. Barbrie earned a B.A. degree in Business Management from Johnson & Wales College.

     Wm. Samuel Veazey has been Vice President of Finance and Administration since January 1990 and Secretary since January 1994. From January 1988 to December 1989, he was Vice President of Corporate Finance for Interco Funding Group, Inc., a Florida-based investment banking firm. Mr. Veazey earned a B.S. degree in Biology and Chemistry, an M.S. degree in Biomedical Engineering and an M.B.A. degree in Finance and General Management, all from the University of Miami.

     Michael Y. Granger, a director of the Company since June 1991, has been an independent investment management consultant since April 1991. From March 1990 to April 1991, he was Vice President and Portfolio Manager for LINC Capital Management ("LINC"), one of the Company's former lenders, where he was responsible for negotiating and structuring financial transactions for emerging growth companies in health care and other advanced technology fields. From July 1986 to March 1990, Mr. Granger was Investment Manager for Xerox Venture Capital, with responsibility for structuring investments in high technology emerging growth companies. Mr. Granger earned a B.S. degree in Electrical Engineering from the University of Massachusetts at Amherst and an M.B.A. degree in Finance and General Management from Dartmouth College.

     Allan J. Korn, a director of the Company since February 1994, has been an independent sales and marketing consultant to the medical and pharmaceutical industry since October 1993. From March 1985 until September 1993, he held various sales and marketing executive positions with DuPont Multi-Source Products, Inc. Mr. Korn earned a B.A. degree in Economics from Queens College, Flushing, New York and an M.B.A. degree in Marketing from Fairleigh Dickinson University. Mr. Korn is also an Adjunct Professor in Business Administration at Union County College.

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     During the fiscal year ended February 29, 1996, all of the Company's officers and directors timely filed reports on Forms 3 and 4.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation for services rendered to the Company in all capacities awarded to, earned by, or paid to the Chief Executive Officer and the Company's other executive officers who received compensation of more than $100,000 in the fiscal year ended February 29, 1996 and for each of the three fiscal years ended February 29, 1996.


                                                     Summary Compensation Table
                                                                                                            Long-Term
                                                                     Annual Compensation                   Compensation
                                                                                           Other Annual       Awards     All Other
Name and Principal Position                      Year       Salary            Bonus        Compensation       Options   Compensation
- ---------------------------                      ----       ------            -----        ------------       -------   ------------

Thomas F. Reiner ...........................     1996     $293,288(1)     $ 63,000(2)      $  9,165(3)       500,000(4)     $      0
     Chairman, Chief Executive .............     1995      266,395(1)            0           85,538(3)       700,000(5)            0
     Officer, Treasurer, Director ..........     1994      198,765(1)       11,785(6)             0           75,000(7)            0
Joseph Barbrie .............................     1996      113,743           6,000(8)             0           50,000(9)            0
     Vice President of Sales ...............     1995      105,355               0           23,576(10)            0               0
                                                 1994       99,413           5,600(6)             0           12,500(7)            0
Wm. Samuel Veazey ..........................     1996       98,734          11,000(8)             0           50,000(9)            0
     Vice President of Finance .............     1995      106,259               0                0                0               0
     and Administration ....................     1994       84,761           5,600(6)             0           17,500(7)            0
John P. Landino (11) .......................     1996            0               0                0                0               0
                                                 1995      100,712               0                0                0               0
                                                 1994      130,717               0           22,128(10)            0               0
Gerald S. Kramer (12) ......................     1996            0               0                0                0               0
                                                 1995       54,615               0                0                0               0
                                                 1994      170,339               0                0                0               0


(1) Includes salaries and an automobile and insurance allowance. See "-Employment Agreements."
(2) Includes a paid $50,000 bonus in consideration of completing the sale of the medical product line and an unpaid bonus of $13,000 accrued in Fiscal 1996 related to the Company's management bonus plan.
(3) Represents paid vacation accruals in Fiscal 1996 and Fiscal 1995.
(4) In December 1995, in connection with the sale of the medical product line, the Company issued to Mr. Reiner options to purchase 500,000 shares at $.40 per share exercisable until December 4, 2003. Does not include options to purchase 725,000 shares granted to Mr. Reiner in July 1995 which were canceled by him in May 1996.
(5) Under the terms of the April 1994 employment agreement, Mr. Reiner received options to purchase 200,000 shares at $2.25 per share and options to purchase an additional 100,000 shares at $2.25 per share if the Company reports income from operations of $1,000,000 or more for any fiscal year through the fiscal year ending February 28, 2004. See "-Employment Agreements."
   In October 1994, the Company issued to Mr. Reiner stock options to purchase up to 400,000 shares exercisable until November 1, 1999 at $2.25 per share.
(6) In July 1994, bonuses were paid under the Company's management bonus plan which were accrued in Fiscal 1994.

(7) In February 1994, the Company granted stock options under the Company's 1987 Stock Option Plan which are exercisable at $2.25 per share until February 14, 2004 except for Mr. Reiner's which are exercisable until February 14, 1999.
(8) Represents unpaid bonuses under the Company's management bonus plan which were accrued in Fiscal 1996.
(9) In December 1995, in connection with the sale of the medical product line, the Company issued options to Messrs. Barbrie and Veazey to purchase 50,000 shares each at $.40 per share at any time until December 4, 2003.
(10) Represents reimbursement of relocation expenses.
(11) Mr. Landino was employed by the Company from December 1992 until his resignation in January 1995.
(12) Mr. Kramer orally resigned as a director of the Company in January 1994 and was terminated as an executive officer in March 1994.

            OPTION GRANTS IN LAST FISCAL YEAR AND STOCK OPTION GRANT

     The following table provides information on option grants during the year ended February 29, 1996 to the named executive officers:

                                Individual Grants

                             % of Total Options
                    Options      Granted to
                    Granted     Employees in
Name                  (1)        Fiscal Year    Exercise Price   Expiration Date
- ----                  ---        -----------    --------------   ---------------
Thomas F. Reiner    500,000       83.3%   $         .40         December 4, 2003
Joseph Barbrie       50,000        8.3              .40         December 4, 2003
Wm. Samuel Veazey    50,000        8.3              .40         December 4, 2003
John P. Landino           0         --               --                  --
Gerald S. Kramer          0         --               --                  --

(1) See footnotes (4) and (9) to the Summary Compensation Table.

 AGGREGATE OPTION EXERCISE IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on the value of the named executive officers' unexercised options at February 29, 1996. No shares of Common Stock were acquired upon exercise of options during the fiscal year ended February 29, 1996.

                               Number of                Value of Unexercised
                          Unexercised Options           In-The-Money Options
                        at Fiscal Year End (1)         at Fiscal Year End (1)
      Name           Exercisable   Unexercisable     Exercisable   Unexercisable
      ----           -----------   -------------     -----------   -------------
Thomas F. Reiner     1,190,625           100,000      $65,000                 0
Joseph Barbrie          75,000                 0        6,500                 0
Wm. Samuel Veazey       76,875                 0        6,500                 0
John P. Landino              0                 0            0                 0
Gerald S. Kramer             0                 0            0                 0

     (1) The closing price of the Common Stock on February 29, 1996 as reported by Nasdaq was $.53.

                              EMPLOYMENT AGREEMENTS

     On April 8, 1996, the Company entered into an employment agreement through February 28, 2003 ("Agreement") with Mr. Reiner replacing the April 22, 1994 employment agreement (as subsequently amended) which replaced the September 29, 1993 employment agreement. The Agreement provides for a base salary of $239,500 per year, (with annual increases based upon the greater of 4% or the Producer Price Index For Surgical and Medical Instruments and Apparatus published by the U.S. Department of Labor), 50% of the Management Bonus, $500,000 whole life and $1,000,000 term life insurance policies to be owned by Mr. Reiner, an automobile allowance and significant termination payments to Mr. Reiner (aggregating over seven times his annual salary) in the event the Agreement is canceled for any reason other than cause, and references existing stock options to purchase up to 300,000 shares of the Company's Common Stock at $2.25 per share of which options to purchase 200,000 shares were granted and options to purchase an additional 100,000 shares were granted but may not be exercised unless the Company reports income from operations of at least $1,000,000 for any fiscal year through February 28, 2004. Mr. Reiner is also to receive annual cash bonuses based upon the Company reaching certain annual levels of income from operations during the term of the Agreement as follows:

            Income from
            Operations                  Amount of Bonus (1)
             $150,000                         $15,000
              210,000                          30,000
              300,000                          50,000
              450,000                          65,000
              600,000                          75,000
              750,000                          85,000
              900,000                          95,000

     On April 8, 1996, the Company amended the Management Bonus Plan providing for pooled bonuses of 8% of the Company's pretax net income to be shared among the Company's management for the fiscal years through February 28, 2003,

(1) Fifty percent of any bonus amount will be applied to reduce any indebtedness of Mr. Reiner to the Company as of the date of the bonus payment. However, if the Agreement is terminated by the Company for any reason other than "cause" as defined in the Agreement, any indebtedness owed by Mr. Reiner to the Company is automatically canceled.

                    STOCK OPTION PLAN AND STOCK OPTION GRANT

     In 1987, the Company adopted its 1987 Stock Option Plan (the "Plan"), which provides for the grant to employees, officers, directors and consultants of options to purchase up to 62,500 shares of Common Stock, consisting of both "incentive stock options" within the meaning of Section 422A of the United States Internal Revenue Code of 1986 (the "Code") and "non-qualified" options. Incentive stock options are issuable only to employees of the Company, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to employees of the Company. In January 1994, the Company's stockholders approved an increase in the number of stock options available under the Plan to a total of 250,000 options.

     The Plan is administered by the Board of Directors, which determines those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock that may be purchased under each option, and the option price.

     The per share exercise price of the Common Stock subject to an incentive stock option or nonqualified option may not be less than the fair market value of the Common Stock on the date the option is granted. The per share exercise price of the Common Stock subject to a non-qualified option is established by the Board of Directors. The aggregate fair market value (determined as of the date the option is granted) of the Common Stock that any employee may purchase in any calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, more than 10% of the total combined voting power of all classes of stock of the Company is eligible to receive any incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the Common Stock subject to the option, determined on the date of grant. Non-qualified options are not subject to this limitation.

     No incentive stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option will be exercisable only by him or her. In the event of termination of employment other than by death or disability, the optionee will have three months after such termination during which he or she can exercise the option. Upon termination of employment of an optionee by reason of death or permanent total disability, his or her option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination. No similar limitation applies to non-qualified options.

     Options under the Plan must be granted within ten years from the effective date of the Plan. The incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant except that incentive stock options issued to 10% or greater stockholders are limited to five year terms. All options granted under the Plan provide for the payment of the exercise price in cash or by delivery to the Company of shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment. Therefore, an optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of his stock options with no additional investment other than his original shares.

     Any unexercised options that expire or that terminate upon an optionee ceasing to be an officer, director or an employee of the Company become available once again for issuance. As of May 16, 1996, options to purchase 160,125 shares have been granted under the Plan. A total of 160,125 options are currently exercisable, and no options have been exercised.

     In April 1994, under the terms of the employment agreement, Mr. Reiner received options to purchase 200,000 shares of Common Stock at $2.25 per share and options to purchase an additional 100,000 shares of Common Stock at $2.25 per share if the Company reports income from operations of $1,000,000 or more for any fiscal year through the fiscal year ending February 28, 2004. See "-Employment Agreements."

     In October 1994, the Company issued to Mr. Reiner options to purchase up to 400,000 shares of Common Stock at $2.25 per share until November 1, 1999 in consideration for Mr. Reiner providing personal guarantees for the Congress loan and certain other debts of the Company.

     In July 1995, in consideration for Mr. Reiner's efforts in successfully negotiating long term contracts having an aggregate value of approximately $7,500,000, the Company issued to Mr. Reiner options to purchase 625,000 shares at $1.00 per share and options to purchase an additional 100,000 shares at $1.00 per share if the price of the Company's common stock is in excess of $2.25 per share for a period of ten consecutive trading days through the fiscal year ending February 28, 2000. In May 1996, Mr. Reiner canceled these options.

     In December 1995, in consideration of negotiating and completing the sale of the medical product line for a sale price of approximately $5,700,000, the Company issued to Messrs. Reiner, Barbrie, Veazey, Granger and Korn options to purchase 500,000, 50,000, 50,000, 10,000, and 10,000 shares, respectively, at
$.40 per share until December 4, 2003.

                              CERTAIN TRANSACTIONS

     Management is of the opinion that each transaction described below between the Company and its officers, directors or stockholders was on terms at least as fair to the Company as had the transaction been concluded with an unaffiliated party, except for the loans advanced by the Company to certain of the officers which do not bear interest. All material transactions between the Company and its officers, directors or principal stockholders are subject to approval by a majority of the Company's directors not having an interest in the transaction. There are currently two outside directors. Mr. Reiner is the Company's Chairman, Chief Executive Officer and President. Mr. Kramer is the Company's former Chairman.

     On September 23, 1992, the Company issued to Messrs. Kramer and Reiner options to purchase up to 187,500 shares each at $4.24 per share at any time until May 31, 2002 if the Company reaches certain annual gross revenue levels prior to February 28, 1998. Mr. Kramer's option was canceled when the Company terminated his employment for cause on March 4, 1994, and Mr. Reiner's option was canceled by mutual agreement of Mr. Reiner and the Company in connection with the execution of an employment agreement with Mr. Reiner on April 22, 1994. Under the terms of the new employment agreement, Mr. Reiner received options to purchase 200,000 shares at $2.25 per share and options to purchase an additional 100,000 shares at $2.25 per share if the Company reports income from operations of $1,000,000 or more for any fiscal year through the fiscal year ending February 28, 2004.

     The Company holds promissory notes due it from Messrs. Kramer and Reiner in the amounts of $389,000 and $210,000, respectively, at February 29, 1996. The promissory notes do not bear interest (although the Internal Revenue Service may impute interest) and are payable on February 1, 1997. The Company also has a receivable from Mr. Reiner of $123,994 at February 29, 1996. The receivable does not bear interest and is due on demand. The Company also has a note receivable from Mr. Reiner of $222,419 due in July 2006 with interest at 6% per annum.

     On March 4, 1994, the Company terminated for cause its December 5, 1992 employment agreement with Gerald S. Kramer, a former Chairman of the Company's Board of Directors. The Company also offset against a promissory note in the amount of $378,770 owed by the Company to Mr. Kramer, a receivable owed by Mr. Kramer to the Company in the amount of $138,063, as well as $222,419 representing Mr. Kramer's share of his joint bank indebtedness which was repaid by the Company. A payment in the amount of the net balance of $18,288 was remitted to Mr. Kramer in December 1995.

     In July 1994, the Company purchased an indebtedness owed to Bank Hapoalim B.M. jointly and severally by Messrs. Reiner and Kramer, for the $444,838 balance, in exchange for all rights held by the Bank as against such individuals. Accordingly, Mr. Reiner owes one half of this amount to the Company, and Mr. Kramer's half was offset against other indebtedness owed by the Company to Mr. Kramer, which indebtedness is currently the subject of litigation.

     In April 1993, the Company borrowed $350,000 from Asset Factoring International, Inc. ("Asset Factoring"), a company controlled by Charles C. Johnston, a principal stockholder of the Company, evidenced by a promissory note. The principal due on the promissory note plus $50,000 in interest was due in October 1995. The promissory note was subordinated to the promissory note payable to Congress Financial Corporation ("Congress") and was guaranteed by Messrs. Kramer and Reiner. In August 1994, the Company issued 40,000 Common Stock purchase warrants exercisable at $2.10 per share at any time until August 18, 1999 in consideration of Asset Factoring extending the due date of the $350,000 promissory note and $50,000 interest payment until June 1995. In connection with the financing, the Company issued a warrant to purchase up to 62,500 shares of its Common Stock exercisable at $3.00 per share at any time until March 31, 1998. In connection with the subordination of the loan to Congress, Asset Factoring received an additional warrant to purchase up to 62,500 shares at $2.00 per share at any time until August 31, 1998. Both warrants were exercised in April 1994 based upon a net issuance of 40,000 shares of Common Stock. The Company also entered into a one year consulting agreement with Asset Factoring in which the Company paid Asset Factoring $50,000 for one year of consulting services. In December 1995, the Company paid Asset Factoring $469,710 consisting of the principal due on the promissory note plus accrued interest. In addition, in connection with extending the promissory note through December 1995, Mr. Johnston received a warrant to purchase up to 50,000 shares of its Common Stock exercisable at $.375 per share at any time until January 4, 1999.

     In October 1994, the Company issued to Mr. Reiner options to purchase up to 400,000 shares at $2.25 per share until November 1, 1999 in consideration for Mr. Reiner providing personal guarantees for the Congress loan and certain other debts of the Company.

     In July 1995, in consideration for Mr. Reiner's efforts in successfully negotiating long term contracts having an aggregate value of approximately $7,500,000, the Company issued to Mr. Reiner options to purchase 625,000 shares at $1.00 per share and options to purchase an additional 100,000 shares at $1.00 per share if the price of the Company's Common Stock is in excess of $2.25 per share for a period of ten consecutive trading days through the fiscal year ending February 28, 2000. In May 1996, Mr. Reiner canceled these options.

     In December 1995, in consideration of locating a purchaser for and negotiating the sale of the medical product line for a purchase price of approximately $5,700,000, the Company issued to Mr. Reiner options to purchase 500,000 shares at $.40 per share until December 4, 2003.

     The Company repaid $1,000,000 to Arbora, A.G. ("Arbora") as of December 14, 1995, which together with the return of a $809,500 promissory note issued to the Company by an affiliate of Arbora, served as principal consideration to redeem and cancel 4,761,842 shares of the Company's Common Stock. The 4,761,842 shares were issued to Arbora on December 4, 1995 in consideration of the conversion of a $1,000,000 note into equity and the issuance to the Company of a promissory note in the amount of $809,500 by an affiliate of Arbora pursuant to an agreement reached between it and the Company. In connection with this transaction, the Company also canceled a warrant to purchase 1,000,000 shares of the Company's Common Stock at $1.40 per share held by Arbora and issued Arbora and its affiliated parties warrants to purchase up to 750,000 shares of the Company's common stock at $.47 per share at any time until November 8, 1998. In addition, a voting trust was entered into which provided the Company's Chairman, President and Chief Executive Officer, Thomas F. Reiner, with voting rights as to such shares. On April 22, 1996, 250,000 shares of Common Stock were issued to Arbora in connection with the exercise of 250,000 Common Stock purchase warrants.

         PROPOSAL TO RATIFY THE ISSUANCE OF STOCK OPTIONS TO MR. REINER

     The Board of Directors recommends that the Company's shareholders ratify the issuance of stock options to Thomas F. Reiner, the Company's Chairman of the Board, President and CEO, to purchase up to 500,000 shares of Common Stock at $.40 per share until December 4, 2003. These stock options were issued to Mr. Reiner on December 12, 1995 in consideration for locating a purchaser for and negotiating the sale of the medical product line for a purchase price of approximately $5,700,000.

              RELATIONSHIP WITH THE INDEPENDENT PUBLIC ACCOUNTANTS

     Angell & Deering, Certified Public Accountants, conducted the audit of the Company's financial statements for the year ended February 29, 1996. It is the Company's understanding that this firm is obligated to maintain audit independence as prescribed by the accounting profession and certain requirements of the Securities and Exchange Commission. As a result, the directors of the Company do not specifically approve, in advance, non-audit services provided by the firm, nor do they consider the effect, if any, of such services on audit independence.

                   PROPOSALS OF SHAREHOLDERS FOR PRESENTATION
                     AT NEXT ANNUAL MEETING OF SHAREHOLDERS

     Any shareholder of the Company who desires to submit a proper proposal for inclusion in the proxy materials relating to the next annual meeting of shareholders must do so in writing and it must be received at the Company's principal executive offices prior to the Company's fiscal year end. The proponent must be a shareholder entitled to vote at the next annual meeting of shareholders on the proposal and must continue to own the securities through the date on which the meeting is held.

                                 OTHER BUSINESS

     The management of the Company is not aware of any other matters which are to be presented to the Annual Meeting, nor has it been advised that other persons will present any such matters. However, if other matters properly come before the meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his best judgment.

     The above notice and Proxy Statement are sent by order of the Board of Directors.

Thomas F. Reiner

Thomas F. Reiner
Chairman of the Board, President
and Chief Executive Officer

July 22, 1996